Exhibit 99.1

FOR IMMEDIATE RELEASE

3M to Retain and Invest in Its Health Information Systems Business

ST. PAUL, Minn.—February 2, 2016 – 3M today announced that, following an in-depth exploration of strategic alternatives for its Health Information Systems business, the Company has made the decision to retain and further invest in this business. This decision follows the Company’s announcement in September 2015 that it would explore strategic alternatives for 3M Health Information Systems, which included spinning-off, selling, or retaining the business.

3M Health Information Systems, a business of 3M Health Care, works with providers, payers, and government agencies to anticipate and navigate a changing healthcare landscape. 3M provides healthcare data aggregation, analysis, and strategic services that help clients move from volume-based to value-based health care, resulting in millions of dollars in savings, improved provider performance, and higher quality of care. 3M’s innovative algorithms and software are designed to raise the bar for computer-assisted coding, clinical documentation improvement, performance monitoring, quality outcomes reporting, and terminology management.

“As part of our ongoing portfolio management process, 3M has completed a comprehensive review of strategic alternatives to determine the best path to benefit 3M, its stakeholders, and the Health Information Systems business,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “As a result of this process, we have determined that retaining this business and further investing in it as a part of 3M provides the best opportunity for 3M Health Information Systems, already a healthy and rapidly growing business, to derive even greater long-term value. We are committed to continued innovation in healthcare information systems and helping providers and payers improve patient outcomes while reducing the total cost of care.”

With more than 30 years of healthcare industry experience, 3M Health Information Systems is the go-to choice for more than 5,000 hospitals, as well as government and commercial payers that want to improve quality and financial performance. Sales increased 11 percent in 2015 to $760 million, and have grown more than 10 percent compounded over the past decade.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $30 billion in sales, our 90,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNewsroom.

3M Media Contact:

Donna Fleming Runyon, 651-736-7646

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Investor Contacts:

Bruce Jermeland, 651-733-1807

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Mike Kronebusch, 651-733-1141